Exhibit No. 99.35

                                 OPTION EXERCISE


     THIS AGREEMENT is entered into as of the 16th day of February, 2005 (the "Closing Date"), by and between Imogene P. Johnson, as trustee of that certain trust created by Herbert F. Johnson known as the Herbert F. Johnson Family Trust dated March 7, 1967 (the "Purchaser"), and Imogene P. Johnson and Johnson Bank, as co-trustees of the Samuel C. Johnson 1988 Trust Number One dated September 14, 1988 (the "Seller").

                                    RECITALS

     A. On June 27, 2003, Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One, entered into an option agreement (the "Option Agreement") with his children, including S. Curtis Johnson.

     B. Pursuant to the Option Agreement, each of Samuel C. Johnson's children have the right to purchase certain assets of Seller, including all shares of stock or other interests (including interests in a voting trust) in Johnson Outdoors, Inc., a Wisconsin corporation, during the period beginning on May 22, 2004, the date of Samuel C. Johnson's death, and ending on February 22, 2005.

     C. Pursuant to the Option Agreement, the price to be paid for an Option Asset is the fair market value of such asset on the date the option is exercised. If market quotations are available for an asset, such as Class A shares of Johnson Outdoors, Inc., fair market value is the closing price for such asset on the business day immediately preceding the day the option is exercised. If market quotations are not available for an asset, such as Class B shares and Class B voting trust certificates of Johnson Outdoors, Inc., the fair market value of such asset must be established by an independent appraiser agreeable to both Purchaser and Seller.

     D. Prior to the Closing Date, S. Curtis Johnson assigned to Purchaser the option to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation: 127,489 Class A shares, 6,250 Class B shares and 11,761 Class B voting trust certificates.

     E. Purchaser now desires to exercise such option on the terms and conditions set forth in this agreement.

                                    AGREEMENT

     1. Exercise of Option. Purchaser hereby exercises its option to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation:
127,489 Class A shares, 6,250 Class B shares and 11,761 Class B voting trust certificates (the "Option Assets"). Seller hereby sells the Option Assets to Purchaser.

     2. Purchase Price. In exchange for the Option Assets, Purchaser herewith delivers to Seller $2,924,550.00, subject, however, to paragraph 3 below (the "Purchase Price"). Purchaser and Seller acknowledge and agree that their intent is that the Purchase Price be the actual fair market value of the Option Assets on the Closing Date.

     3. Adjustment of Purchase Price. The Purchase Price reflects a price of $20.10 for each Option Asset purchased.

          (a) If the market closing price of 127,489 Class A shares of Johnson Outdoors, Inc. on the business day immediately proceeding the Closing Date (the "Class A Market Value") is not $2,562,528.90 (the "Class A Purchase Price"), then within a reasonable period after the Closing Date, Purchaser and Seller agree the following will occur:

               (i) In the event the Class A Market Value exceeds the Class A Purchase Price, Purchaser shall deliver to Seller the difference between the Class A Market Value and the Class A Purchase Price paid on the Closing Date.

               (ii) In the event the Class A Purchase Price exceeds the Class A Market Value, Seller shall refund to Purchaser the difference between the Class A Purchase Price paid on the Closing Date and the Class A Market Value.

          (b) Purchaser and Seller have selected Willamette Management Associates (the "Appraiser") to determine the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates on the Closing Date (the "Appraised Value"). Because such appraisal could not be completed prior to the Closing Date, the Purchaser and Seller have estimated the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates as $362,021.10 ("Estimated Fair Market Value") based upon the information known to them as of the Closing Date. If the Appraiser determines that the Estimated Fair Market Value is not equal to the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates as of the Closing Date, then within a reasonable period after the Appraiser determines the Appraised Value, Purchaser and Seller agree the following will occur:

               (i) In the event the Appraised Value exceeds the Estimated Fair Market Value, Purchaser shall deliver to Seller the difference between the Appraised Value and the Estimated Fair Market Value paid on the Closing Date.

               (ii) In the event the Estimated Fair Market Value exceeds the Appraised Value, Seller shall refund to Purchaser the difference between the Estimated Fair Market Value paid on the Closing Date and the Appraised Value.

          (c) If either Purchaser or Seller fails to take appropriate action to make the adjustments set forth in this paragraph within a reasonable time after the Closing Date, as to the purchase described in subparagraph (a) above, or within a reasonable time after the Appraiser determines the Appraised Value as to the purchase described in subparagraph (b) above, then the other party may take any action, pursue any remedy or constitute legal proceedings to enforce this paragraph and the terms of this Agreement.

     4. Parties in Interest. This agreement binds the parties hereto and their respective executors, administrators, legal representatives, trustees, heirs, distributees, legatees, successors and assigns. Nothing expressed or implied in this agreement is intended or may be construed to confer on any other person any rights, remedies, obligations or liabilities under or by reason of this agreement.

     5. Entire Transaction. This agreement contains the entire understanding among the parties hereto with respect to the transaction contemplated hereby and supersedes all other agreements and understandings between the parties with respect to the transaction.

     6. Applicable Law. The internal laws of the State of Wisconsin govern this agreement.

     7. Severability. If any provisions hereof shall be or become unenforceable for any reason, the validity and effect of all other provisions shall not be affected thereby.

     8. Headings. The headings contained in this agreement are for reference purposes only and will not affect the meaning or interpretation of any provision hereof.

     9. Counterparts. This agreement may be executed in multiple counterparts.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:                                       SELLER:

HERBERT F. JOHNSON FAMILY TRUST                  SAMUEL C. JOHNSON 1988 TRUST
DATED MARCH 7, 1967                              NUMBER ONE

/s/ John D. Andreoli, as agent for Imogene P.
Johnson, Trustee of the Herbert F. Johnson       /s/ John D. Andreoli, as agent
Family Trust                                     for Imogene P.Johnson, Trustee
---------------------------------------------    of the Samuel C. Johnson 1988
Imogene P. Johnson, trustee                      Trust
                                                 -------------------------------
                                                 Imogene Powers Johnson,
                                                 co-trustee


                                                 JOHNSON BANK, co-trustee


                                                 /s/ Brian L. Lucareli
                                                 -------------------------------
                                                 Brian L. Lucareli, Senior Vice
                                                 President

                                                                     Exhibit No.

                                 PROMISSORY NOTE

                               REPAYMENT SCHEDULE



Date              Total Payment        Interest Due         Principal Due       Principal Balance
-------------------------------------------------------------------------------------------------

                  $        -           $      -             $           -       $      450,000.00
31-Dec-05         $     42,290.50      $     18,504.99      $      23,785.51    $      426,214.49
31-Dec-06         $     42,290.50      $     20,117.32      $      22,173.18    $      404,041.31
31-Dec-07         $     42,290.50      $     19,070.75      $      23,219.75    $      380,821.56
31-Dec-08         $     42,290.50      $     17,974.78      $      24,315.72    $      356,505.84
31-Dec-09         $     42,290.50      $     16,827.08      $      25,463.42    $      331,042.42
31-Dec-10         $     42,290.50      $     15,625.20      $      26,665.30    $      304,377.12
31-Dec-11         $     42,290.50      $     14,366.60      $      27,923.90    $      276,453.22
31-Dec-12         $     42,290.50      $     13,048.59      $      29,241.91    $      247,211.31
31-Dec-13         $     42,290.50      $     11,668.37      $      30,622.13    $      216,589.18
31-Dec-14         $     42,290.50      $     10,223.01      $      32,067.49    $      184,521.69
31-Dec-15         $     42,290.50      $      8,709.42      $      33,581.08    $      150,940.61
31-Dec-16         $     42,290.50      $      7,124.40      $      35,166.10    $      115,774.51
31-Dec-17         $     42,290.50      $      5,464.56      $      36,825.94    $       78,948.57
31-Dec-18         $     42,290.50      $      3,726.37      $      38,564.13    $       40,384.44
31-Dec-19         $     42,290.59      $      1,906.15      $      40,384.44    $          -
